<EXHIBIT 1>

NEWS RELEASE

GALEN HOLDINGS PLC

GALEN ANNOUNCES EXCLUSIVITY PERIOD FOR OVCON

Craigavon, Northern Ireland, UK/Rockaway, New Jersey, US, 19 January 2004 - Galen Holdings PLC ("Galen") (LSE: GAL.L, Nasdaq: GALN), today announces that Warner Chilcott, Inc. a subsidiary of Galen, has received 3 year Hatch/Waxman exclusivity for the new Ovcon-35 tablets, chewable. This exclusivity will expire November 14, 2006. This information was published on January 14, 2004 in the update to Patent Term Extension and New Patents Docket Number *95S-0117.

The Company already announced in December 2003 that this product would also be covered by a patent, U.S. Patent No. 6,667,050, issued by the United States Patent and Trademark Office for chewable oral contraceptives.

Galen is a specialty pharmaceutical company based in Craigavon, Northern Ireland and Rockaway, New Jersey, US. The Galen group of companies develops, acquires and manufactures branded prescription pharmaceutical products, which are promoted by the group's sales and marketing divisions in the UK, Ireland and the US.

# # #

Contacts:

Galen Holdings PLC

David Kelly, Sr. Vice President, Finance and Planning Tel: 44 (0) 28 3833 4974 ext. 3634

Financial enquiries:

Financial Dynamics

Francetta Carr Tel: 44 (0) 207 831 3113

For further information on Galen, please visit www galenplc com

Note:

Forward looking statements in this report, including, without limitation, statements relating to Galen's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Galen to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: Galen's ability to manage its growth, government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, customer acceptance of new products, competitive factors in the industries in which Galen operates, the loss of key senior management or scientific staff, exchange rate fluctuations, general economic and business conditions, and other factors described in filings of Galen with the SEC. Galen undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.